Exhibit 99.1

ZIOPHARM REPORTS FOURTH QUARTER AND
FULL YEAR 2009 FINANCIAL RESULTS

NEW YORK, NY – March 17, 2010 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company that is seeking to develop and commercialize a diverse, risk sensitive portfolio of in-licensed cancer drugs addressing unmet medical needs, announced today its financial results for the fourth quarter and full year 2009, and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission. Summary financials for the fourth quarter and for the year are attached.

The Company reported net income of $1.0 million, or $0.03 per share for the quarter ended December 31, 2009, compared to a net loss of 4.6 million, or $(0.21) per share, in the fourth quarter of 2008. Without the recognition of a non-cash gain of $5.0 million attributable to the change in liability-classified warrants, there was a net loss of $4.0 million, or $(0.14) per share, for the fourth quarter ended December 31, 2009. Net loss for the year was $7.6 million, or $(0.33) per share, compared to $25.2 million, or $(1.19) per share, for the full year 2008. Total operating expenses for the fourth quarter decreased by $536 thousand compared to the fourth quarter of 2008. The significant decrease in operating expenses is attributable to a continued focus on resources as well as tight management of operating expenses. Total operating expense for the year was $12.1 million, compared to $25.6 million for 2008, or a decrease of $13.5 million. The Company ended the December 2009 quarter with cash of approximately $48.8 million that, under current assumptions which are subject to change, is expected to support operations early into the first quarter of 2012.

During the fourth quarter, the Company completed an underwritten offering of its common stock and warrants resulting in net proceeds of approximately $45.3 million after paying offering expenses of approximately $2.8 million.

The Company’s clinical programs continued to progress in 2009 as permitted by available financial resources. Our principal focus following recent completion of financing transactions in both the third and fourth quarters of 2009 remains the development of intravenous palifosfamide for the treatment of soft tissue sarcoma (“STS”). A randomized Phase II multicenter, parallel group, randomized study of palIfosfamide tris plus doxorubicin versus doxorubiCin in subjects with unresectAble or metastatic Soft tissue SarcOma (PICASSO) is ongoing in the front- and second-line setting of STS. The Company reported favorable interim results from the PICASSO trial that were subsequently presented at the 2009 Connective Tissue Oncology Society’s (“CTOS”) annual meeting after enrollment in the trial was terminated early at 67 patients.  Following U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”) protocol review, the Company expects to initiate a global registration trial in STS as early as the first half of 2010. The Company is also in dialogue with FDA related to intravenous Phase II darinaparsin (ZinaparTM or ZIO-101) study results in lymphoma, and following an evaluation of various alternatives in light of our principal focus on palifosfamide development, we expect to initiate a planned registration and other trials for intravenous darinaparsin. A Phase I trial for an oral form of darinaparsin is in progress and early results were reported at ASCO in 2009. With respect to the Company’s third product candidate, indibulin (ZybulinTM or ZIO-301), we expect a Phase I portion of a Phase I/II study in breast cancer involving a “dose dense” administration schedule developed preclinically by our consultant, Dr. Larry Norton, will initiate in the first half of 2010 at the Memorial Sloan Kettering Cancer Center.

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that comprises the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers. Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance seen with ifosfamide and cyclophosphamide, two of the most commonly used DNA-alkylating drugs used to treat cancers. Palifosfamide does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation.  It may also have other advantages.  Intravenous palifosfamide is currently in a randomized Phase II trial to treat unresectable or metastatic soft tissue sarcoma in the front- and second-line setting with the Company having reported interim positive results in late 2009; a registration trial in the same setting is expected to initiate following U.S. Food and Drug Administration (FDA) review in the first half of this year. An oral form of palifosfamide has been developed preclinically to the investigational new drug application stage.

Darinaparsin (ZinaparTM or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed for the treatment of various hematologic and solid cancers. Preclinical and clinical studies to date have demonstrated that darinaparsin is considerably less toxic than inorganic arsenic, particularly with regard to cardiac toxicity. The Company has reported favorable results from a Phase II trial with IV-administered darinaparsin in lymphoma, particularly peripheral T-cell lymphoma (“PTCL”), at the American Society of Clinical Oncology (ASCO) in May of 2009 which would serve as the basis for ongoing clinical study in PTCL following regulatory review and available financial resources Phase I trials with the oral form are ongoing in both hematological malignancies and solid tumors.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. In addition, indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. In multiple Phase I trials in cancer patients, oral indibulin has been administered both as a single agent and in combination with favorable activity and a promising safety profile that does not include the neurotoxicity seen with all of the other classes of tubulin binding agents. Most recently, results of oral indibulin in combination with oral capecitabine (Xeloda®) were presented at last year’s American Society of Clinical Oncology (ASCO) along with the preclinical findings of a novel dosing schedule conducted under the direction of Dr. Larry Norton; employing this dosage schedule, the Company expects to initiate a Phase I study early this year in breast cancer patients with the breast team at Memorial Sloan Kettering.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, the risk that pre-clinical or clinical trials will proceed on schedules that are consistent with the Company’s current expectations or at all, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOPHARM Oncology, Inc.
Condensed Statements of Operations
(in thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2009	2008	2009	2008

Research contract revenue	$-	$-	$-	$-

Operating expenses:
Research and development, including
costs of research contracts	1,216	3,026	4,556	17,245
General and administrative	2,813	1,539	7,567	8,374
Total operating expenses	4,029	4,565	12,123	25,619

Loss from operations	(4,029)	(4,565)	(12,123)	(25,619)

Other income (expense), net	12	2	13	388
Change in fair value of warrants	4,981	-	4,461	-
Net income (loss)	$964	$(4,563)	$(7,649)	$(25,231)

Basic and diluted net income (loss) per share	$0.03	$(0.21)	$(0.33)	$(1.19)

Weighted average common shares outstanding used
to compute basic net income (loss) per share	28,002,429	21,243,638	23,108,039	21,232,663

Weighted average common shares outstanding used
to compute diluted net income (loss) per share	30,012,082	21,243,638	23,108,039	21,232,663

ZIOPHARM Oncology, Inc.
Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)	(unaudited)

Cash and cash equivalents	48,839	11,379
Working capital	46,098	5,930
Total assets	49,736	12,573
Total stockholders' equity	28,104	6,739

Contact:

Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com